FORM OF
                                   SCHEDULE A
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                         THE ADVISORS' INNER CIRCLE FUND
                                       AND
                         COMMERCE CAPITAL MARKETS, INC.


Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

PORTFOLIO                                                               FEE
---------                                                               ---
Commerce Capital Government Money Market Fund                          0.50%

Commerce Capital Treasury Obligations Money Market Fund                0.30%

Commerce Capital Institutional Select Government Money Market Fund     0.15%